As filed with the Securities and Exchange Commission on August 3, 2023

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL DISPLAY CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2372688
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

250 Phillips Boulevard, Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

UNIVERSAL DISPLAY CORPORATION 2023 EQUITY COMPENSATION PLAN

(Full Title of the Plan)

Steven V. Abramson
President and Chief Executive Officer

Universal Display Corporation

250 Phillips Boulevard

Ewing, New Jersey 08618

(609) 671-0980

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Justin W. Chairman

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer ☐

Non-accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Exchange Act of 1934 are incorporated in this registration statement by reference:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

2. The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023;

3. The Registrant’s Current Reports on Form 8-K filed with the SEC on June 1, 2023 and June 20, 2023; and

4. The description of the registrant’s Common Stock, par value $0.01 per share, that is contained in our Registration Statement on Form 8-A filed with the Commission on August 6, 1996 to register such securities under the Exchange Act of 1934, as amended, or the “Exchange Act,” including any amendments filed for the purpose of updating such information.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is incorporated by reference in this registration statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. In either case, any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) contains provisions permitting indemnification of officers and directors of a business corporation in Pennsylvania.

Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.

Article 7 of the registrant’s Bylaws provides a right to indemnification to the full extent permitted by law, for expenses (including attorneys’ fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the registrant or, at the request of the registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

Article 7 of the registrant’s Bylaws authorizes the registrant to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors so determines, by purchasing and maintaining appropriate insurance. The registrant maintains directors and officers insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

4.1

Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 9, 2018)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 1, 2004)

5.1	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered

23.1	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP

24	Powers of Attorney (included as part of the Registrant’s signature page hereof)

99

Universal Display Corporation 2023 Equity Compensation Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement for the 2023 Annual Meeting of Shareholders, filed with the SEC on April 20, 2023)

107	Filing Fee Table

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ewing, State of New Jersey, on this 3rd day of August, 2023.

UNIVERSAL DISPLAY CORPORATION
By: /s/ Steven V. Abramson
Steven V. Abramson
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Steven V. Abramson, Brian Millard and Mauro Premutico, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all post-effective amendments to this registration statement, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven V. Abramson	President, Chief Executive Officer and Director (principal executive officer)	August 3, 2023
Steven V. Abramson

/s/ Brian Millard	Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	August 3, 2023
Brian Millard

/s/ Sidney D. Rosenblatt	Chair of the Board of Directors	August 3, 2023
Sidney D. Rosenblatt

/s/ Cynthia J. Comparin	Director	August 3, 2023
Cynthia J. Comparin

/s/ Richard C. Elias	Director	August 3, 2023
Richard C. Elias

/s/ Elizabeth H. Gemmill	Director	August 3, 2023
Elizabeth H. Gemmill

/s/ C. Keith Hartley	Director	August 3, 2023
C. Keith Hartley

/s/ Celia M. Joseph	Director	August 3, 2023
Celia M. Joseph

/s/ Lawrence Lacerte	Director	August 3, 2023
Lawrence Lacerte